SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549
                             _________

                           SCHEDULE 13D
             Under the Securities Exchange Act of 1934
                         (Amendment No. 4)


                    CAI Wireless Systems, Inc.

                         (Name Of Issuer)

                           Common Stock
     _________________________________________________________
                  (Title Of Class Of Securities)

                            12476P 10 4
     _________________________________________________________
                          (CUSIP Number)

                         BANX Partnership
                      3900 Washington Street
                    Wilmington, Delaware 19802
                          (302) 761-4210
                          with copies to:
                      P. Alan Bulliner, Esq.
                     Associate General Counsel
                       and Corporate Secretary
                     Bell Atlantic Corporation
                    1095 Avenue of the Americas
                     New York, New York  10036

    (Name, address and telephone number of person authorized to receive notices and communications)

                         February 17, 1998

      (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report to the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box   .
NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

CUSIP No. 12476P 10 4          13D           Page 2  of 12  pages


1  NAME OF REPORTING PERSON:
   BANX PARTNERSHIP

   IRS IDENTIFICATION NO. OF ABOVE PERSON:


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (A)  /X/
                                                      (B)
3  SEC USE ONLY
4  SOURCE OF FUNDS:
                                           Not applicable
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
6  CITIZENSHIP OR PLACE OF ORGANIZATION:
                                           Delaware
  NUMBER OF    7   SOLE VOTING POWER:
   SHARES                                  0
BENEFICIALLY   8   SHARED VOTING POWER:
   OWNED BY                                0
    EACH       9   SOLE DISPOSITIVE POWER:
  REPORTING                                0

   PERSON      10  SHARED DISPOSITIVE POWER:
    WITH                                   0





11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                                           0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   CERTAIN SHARES


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                                           0

14 TYPE OF REPORTING PERSON:
                                           PN

CUSIP No. 12476P 10 4          13D            Page 3  of 12  pages


1  NAME OF REPORTING PERSON:          MMDS Holdings II, Inc.

    IRS IDENTIFICATION NO. OF ABOVE PERSON:


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (A)  /X/
                                                      (B)
3  SEC USE ONLY
4  SOURCE OF FUNDS:
                                           Not applicable
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
6  CITIZENSHIP OR PLACE OF ORGANIZATION

                                           Delaware
  NUMBER OF    7   SOLE VOTING POWER
   SHARES
                                           0
BENEFICIALLY   8   SHARED VOTING POWER
   OWNED BY
                                           0
    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING
                                           0
   PERSON      10  SHARED DISPOSITIVE POWER
    WITH
                                           0




11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                                           0


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   CERTAIN SHARES


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                                           0
14 TYPE OF REPORTING PERSON:
                                           CO

CUSIP No. 12476P 10 4          13D            Page 4  of 12  pages


1  NAME OF REPORTING PERSON:          Bell Atlantic
   Corporation

   SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON:


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (A)  /X/
                                                      (B)
3  SEC USE ONLY
4  SOURCE OF FUNDS:
                                           Not applicable
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
6  CITIZENSHIP OR PLACE OF ORGANIZATION:

                                           Delaware
  NUMBER OF    7   SOLE VOTING POWER:
   SHARES
                                           0
BENEFICIALLY   8   SHARED VOTING POWER:
   OWNED BY
                                           0
    EACH       9   SOLE DISPOSITIVE POWER:
  REPORTING
                                           0
   PERSON      10  SHARED DISPOSITIVE POWER:
    WITH
                                           0




11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                                           0


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   CERTAIN SHARES


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                                           0
14 TYPE OF REPORTING PERSON:
                                           CO

CUSIP No. 12476P 10 4          13D            Page 5 of 12  pages


1  NAME OF REPORTING PERSON:   NYNEX MMDS Holdings Company

    IRS IDENTIFICATION NO. OF ABOVE PERSON:


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (A)  /X/
                                                      (B)
3  SEC USE ONLY
4  SOURCE OF FUNDS:
                                           Not applicable
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
6  CITIZENSHIP OR PLACE OF ORGANIZATION:

                                           Delaware
  NUMBER OF    7   SOLE VOTING POWER:
   SHARES
                                           0
BENEFICIALLY   8   SHARED VOTING POWER:
   OWNED BY
                                           0
    EACH       9   SOLE DISPOSITIVE POWER:
  REPORTING
                                           0
   PERSON      10  SHARED DISPOSITIVE POWER:
    WITH
                                           0




11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                                           0


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   CERTAIN SHARES


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                                           0
14 TYPE OF REPORTING PERSON:
                                           CO

CUSIP No. 12476P 10 4          13D            Page 6  of 12  pages


1  NAME OF REPORTING PERSON:          NYNEX Corporation

    IRS IDENTIFICATION NO. OF ABOVE PERSON:


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (A)  /X/
                                                      (B)
3  SEC USE ONLY
4  SOURCE OF FUNDS:
                                           Not applicable
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
6  CITIZENSHIP OR PLACE OF ORGANIZATION:

                                           Delaware
  NUMBER OF    7   SOLE VOTING POWER:
   SHARES
                                           0
BENEFICIALLY   8   SHARED VOTING POWER:
   OWNED BY
                                           0
    EACH       9   SOLE DISPOSITIVE POWER:
  REPORTING
                                           0
   PERSON      10  SHARED DISPOSITIVE POWER:
    WITH
                                           0




11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                                           0


12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
   CERTAIN SHARES


13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                                           0
14 TYPE OF REPORTING PERSON:
                                           CO

This Amendment No. 4 amends and supplements the following Items of the Statement on Schedule 13D (the "Schedule 13D") previously filed with the Securities and Exchange Commission by BANX Partnership, a Delaware general partnership ("BANX"); its general partners, MMDS Holdings II, Inc., a Delaware corporation ("MMDS Holdings"), and NYNEX MMDS Holding Company, a Delaware corporation ("NYNEX MMDS"); Bell Atlantic Corporation, a Delaware corporation and the indirect parent of MMDS Holdings ("BAC"); and NYNEX Corporation, a Delaware corporation and the direct parent corporation of NYNEX MMDS ("NYNEX"; and, together with BANX, MMDS Holdings, NYNEX MMDS and BAC, the "Reporting Persons"), with respect to the common stock, no par value (the "Common Stock"), of CAI Wireless Systems, Inc., a Connecticut corporation ("CAI") located at 18 Corporate Woods Blvd., Albany, NY 12211. Unless otherwise indicated, all capitalized terms used herein have the respective meanings ascribed thereto in the Schedule 13D.



Item 5.  Interest in Securities of Issuer.

     The Reporting Persons disposed of all securities of the Issuer beneficially owned by them in a series of transactions consummated on February 17, 1998, and, accordingly, have ceased to be the beneficial owners of more than five percent of the Common Shares of the Issuer.



Item 7.  Materials to be held as Exhibits.

     1. Joint Filing Letter Agreement, dated as of March 29, 1995 (incorporated by reference to Amendment No. 3 to Schedule 13D filed 1/29/97).

                             SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 25, 1998       BANX PARTNERSHIP,
                                  A Delaware general partnership

                               By:  MMDS HOLDINGS II, Inc.,
                                       General Partner



                               By:   /s/ Barbara E. Grafton
                                  Name:  Barbara E. Grafton
                                  Title: Assistant Secretary





                               By:   NYNEX MMDS HOLDING COMPANY,
                                        General Partner



                               By:   /s/ Darlene D. Kleiner
                                  Name:  Darlene D. Kleiner
                                  Title: Secretary

                             SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               BELL ATLANTIC CORPORATION


Date:  February 25, 1998       By:   /s/ P. Alan Bulliner
                                  Name:  P. Alan Bulliner
                                  Title: Secretary

                             SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               MMDS HOLDINGS II, Inc.


Date:  February 25, 1998       By:   /s/ Barbara E. Grafton
                                  Name:  Barbara E. Grafton
                                  Title: Assistant Secretary

                             SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                               NYNEX MMDS HOLDING COMPANY



Date:  February 25, 1998       By:   /s/ Darlene D. Kleiner
                                  Name:  Darlene D. Kleiner
                                  Title: Secretary

                             SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               NYNEX CORPORATION



Date:  February 25, 1998       By:   /s/ Darlene D. Kleiner
                                  Name:  Darlene D. Kleiner
                                  Title: Assistant Secretary